Exhibit 23.9
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheet of KWF Real Estate Venture VI, L.P. and subsidiary as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, partners' capital and cash flows for the period from October 5, 2011 (inception) through December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California
June 21, 2012